Exhibit 8.1

October 17, 2022

The Toronto-Dominion Bank

P.O. Box 1

Toronto-Dominion Centre

Toronto, Ontario

M5K 1A2

Dear Sirs/Mesdames:

Re:

The Toronto-Dominion Bank – Issue of US$1,750,000,000 Aggregate Principal Amount of 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3 (Non-Viability Contingent Capital (NVCC)) and 1,750,000 Non-Cumulative Fixed Rate Reset Preferred Shares, Series 30 (Non-Viability Contingent Capital (NVCC))

We have acted as Canadian tax counsel for The Toronto-Dominion Bank (the “Bank”) in connection with the issue and sale by the Bank of (i) US$1,750,000,000 aggregate principal amount of 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3 (Non-Viability Contingent Capital (NVCC)) (the “Notes”) pursuant to an underwriting agreement dated October 6, 2022, between the Bank and TD Securities (USA) LLC as Representative of the several Underwriters named in Schedule I therein (the “Underwriting Agreement”), and (ii) 1,750,000 Non-Cumulative Fixed Rate Reset Preferred Shares, Series 30 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares” and, collectively with the Notes, the “Securities”).

The Securities are being offered for sale pursuant to a Registration Statement on Form F-3 (File No. 333-262557) and the Bank’s prospectus dated March 4, 2022 (the “Base Shelf Prospectus”), as supplemented by a preliminary prospectus supplement of the Bank dated October 4, 2022 relating to the Securities (the “Preliminary Prospectus Supplement”), as further supplemented by a prospectus supplement of the Bank dated October 6, 2022 relating to the Securities (the “Final Prospectus Supplement”,” and together with the Base Shelf Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

The Notes will be issued under a trust indenture dated September 15, 2016 (the “Base Indenture”), between the Bank, Computershare Trust Company, National Association, as U.S. trustee (the “US Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), as supplemented by a second supplemental indenture dated October 17, 2022, between the Bank, the US Trustee and the Canadian Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

Capitalized terms used herein not otherwise defined have the meaning given to them in the Prospectus.

The Preferred Shares will convert, upon a Trigger Event (as defined in the Prospectus), into common shares in the capital of the Bank (the “Common Shares”), subject to certain conditions as described in the Prospectus.

As Canadian tax counsel to the Bank, we have examined copies of:

1.	the Preliminary Prospectus Supplement;

2.	the Final Prospectus Supplement;

3.	the Indenture;

4.	the Declaration of Trust;

5.	the administration agreement dated October 16, 2020 between the Limited Recourse Trust and the Bank, in its capacity as Administrative Agent;

6.	the revocable waiver of dividends payable from time to time on Preferred Shares issued to the Limited Recourse Trustee dated as of October 13, 2022;

7.	a dividend covenant dated as of October 13, 2022 executed by the Bank in favour of the Limited Recourse Trust; and

8.	the Share Terms.

This letter is limited to the tax matters described herein and does not address any other Canadian federal income tax matters, any other Canadian federal tax matters, any provincial tax matters or any foreign tax matters. Except as noted, this letter does not take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental decision or action, or in the administrative and assessing practices of the Canada Revenue Agency (“CRA”), and there can be no assurance that the Income Tax Act (Canada) or the Income Tax Regulations made thereunder will not be amended, or the CRA administrative and assessing practices changed, in a manner which will affect the considerations that are identified and reviewed in this letter.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that, subject to the assumptions and qualifications set out therein, the statements as to matters of the laws of Canada under the heading “Certain Canadian Federal Income Tax Consequences” in the Final Prospectus Supplement are accurate in all material respects.

This opinion is intended solely for the use of the addressees in connection with the matters herein and may not be relied upon by any other person or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Torys LLP

JW